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                                                                   EXHIBIT 10.48

                              FIRST AMENDMENT TO
                   FIRST AMENDED AND RESTATED LOAN AGREEMENT

     This First Amendment to First Amended and Restated Loan Agreement ("Amendment") is entered into as of the 30th day of April, 1998 by and between PHYSICIANS RESOURCE GROUP, INC. ("Borrower"), a Delaware corporation, and NATIONSBANK OF TENNESSEE, N.A., as a Lender and in its capacity as Agent ("Agent").

                               R E C I T A L S:

     WHEREAS, Lender, Agent and Borrower have previously entered into that First Amended and Restated Loan Agreement (the "Loan Agreement") dated as of November 28, 1997; and

     WHEREAS, the parties wish to amend the Loan Agreement in certain respects as to evidence the occurrence of the "Additional Closing," as defined therein;

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

     1. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

     2. The Loan Agreement is hereby amended by adding the following definition to Article I thereof:

          "CONSOLIDATED NET WORTH" means shareholders' equity, determined on a consolidated basis according to GAAP, as of the last day of each fiscal quarter.

     3. The Loan Agreement is hereby amended by revising the definition of "Maturity Date" in Article I thereof to provide in full as follows:

          "MATURITY DATE" means December 31, 1998. The Maturity Date may be extended from time to time by the written agreement of all Lenders, Agent and Borrower.

     4. The Loan Agreement is hereby amended by revising Section 2.1 thereof to provide in full as follows:

          2.1 Amount of Revolving Credit Loan. The principal indebtedness of Borrower to Lenders under the Revolving Credit Loan shall not exceed Fourteen Million and No/100 Dollars ($14,000,000.00) through September 30, 1998, and Nine Million Five Hundred Thousand and No/100 Dollars ($9,500,000.00) thereafter, in

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     each case less the amount of any permanent reductions of the Revolving
     Credit Loan arising from the sale of assets pursuant to Section 6.10 hereof.

     5. The Loan Agreement is hereby amended by deleting the definition of "Additional Closing" in Article I thereof, by deleting Sections 2.17 and 3.3, by replacing the present text of Section 5.3.13 with the sentence "This Section is intentionally left blank" and by adding a Section 3.2.7 providing in full as follows:

          3.2.7 Additional Conditions. Borrower shall have satisfied all of the conditions set forth in that First Amendment to First Amended and Restated Loan Agreement dated as of April 30, 1998 executed by Borrower and by NationsBank as Agent and as a Lender.

     6. The Loan Agreement is hereby amended by adding a new Section 5.3.15 thereof, providing in full as follows:

          5.3.15 Default Notices from Providers. Borrower shall promptly forward to Agent as received copies of any and all notices of default and of complaints commencing litigation received by any Borrower Entity with respect to Service Agreements.

     7.   The Loan Agreement is hereby amended by adding a second sentence to
Section 5.23 thereof, as follows:

     All Borrower Entities that are guarantors of the Obligations shall further grant a security interest to Agent for the benefit of Lenders in all of such guarantors' accounts and general intangibles, including, but not limited to, Service Agreements, and all proceeds thereof, to secure the Obligations, subject only to Permitted Encumbrances.

     8. The Loan Agreement is hereby amended by revising Section 5.24 thereof to provide in full as follows:

          5.24 Diagnostic Examinations. Borrower will assist Agent in the performance of diagnostic examinations of Borrower's systems, procedures, trade payables, receivables, treasury systems and other such matters as
     Lenders may require.   The examinations shall be conducted by Agent's own
     personnel and shall be satisfactory to Agent as to scope and conclusions. Borrower shall pay all costs of the examinations, including charges for time spent by Agent's personnel and all travel and related expenses; provided, however, Borrower's financial responsibility for each examination shall not exceed $15,000 plus travel and other out of pocket expenses. The examinations will be completed by December 31, 1997 and by May 31, 1998, respectively.

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     9.   The Loan Agreement is hereby amended by replacing the first two sentences of Section 6.2 thereof with the following sentence:

          6.2 Borrower shall not allow or suffer any change of management whereby Richard A. Gilleland would cease serving as Chief Executive Officer, Peter G. Dorflinger would cease serving as President and Chief Operating Officer, Richard J. D'Amico would cease serving as Executive Vice President and General Counsel, Jonathan R. Bond would cease serving as Senior Vice President - ASC Operations, Michael Yeary would cease serving as Senior Vice President - Practice Operations, or Pamela B. Westbrook would cease serving as Vice President and Chief Financial Officer.

     10. The Loan Agreement is hereby amended by revising Section 6.10 thereof to provide in full as follows:

          6.10 Further Acquisitions, Mergers, Asset Sales, Etc. Except for transactions involving only Borrower Entities, no Borrower Entity shall enter into any agreement to merge, consolidate, or otherwise reorganize or recapitalize, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of their Property (whether now owned or hereafter acquired), except that during 1998, the Borrower Entities may dispose of assets without further approval from Lenders or Agent, provided that (i) the gross proceeds of such dispositions does not exceed One Million and No/100 Dollars ($1,000,000.00) in the aggregate, (ii) all such dispositions are reported to Agent in writing as they occur, and (iii) seventy-five percent (75%) of the gross proceeds of such dispositions are paid to Agent for the benefit of Lenders upon the closing of the dispositions as permanent reductions in the availability under the Revolving Credit Loan. Any additional dispositions of assets must be approved by Agent in writing. If Agent elects, in its discretion, to permit any such additional disposition, Agent may require that some or all of the proceeds thereof serve as further permanent reductions of availability under the Revolving Credit Loan.

     11. The Loan Agreement is hereby amended by revising Section 6.12 thereof to provide in full as follows:

          6.12 Disposition of Assets. No Borrower Entity shall dispose of any of its assets other than as permitted in Section 6.10 of this Agreement.

     12. The Loan Agreement is hereby amended by revising the text of Article VII thereof to provide in full as follows:

          7.1 Consolidated EBITDA. Borrower shall maintain at least Ten Million and No/100 Dollars ($10,000,000.00) of Consolidated EBITDA for each fiscal

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     quarter (less the most recent quarterly contribution to Consolidated EBITDA arising from assets that are disposed of as permitted under Section 6.10 of this Agreement after April 30, 1998).

          7.2  Consolidated Net Worth.   Borrower shall maintain a Consolidated
     Net Worth equal to Borrower's Consolidated Net Worth as reported in its audited financial statements as of December 31, 1997 (which net worth, as reported, shall be at least $250,000,000), less $25,000,000, and increased by 75% of net income earned after December 31, 1997, without adjustment for losses.

     13.  The Loan Agreement is hereby amended by revising the text of Section
8.1.10 thereof to provide in full as follows:

          8.1.10 Default on Other Funded Debt. Any Borrower Entity's failure to make any payment on any Funded Debt when due or, if later, within any period of grace or cure permitted by the applicable documents, or the occurrence of any Event of Default under any obligation to any Affiliate of NationsBank.

     14. The Loan Agreement is hereby amended by revising Exhibit 2.3 thereof to provide as set forth in Exhibit 2.3 hereto.

     15. Concurrently with the execution and delivery of this Amendment, Borrower shall deliver to Lender the following documents, all of which shall be in form and substance acceptable to Lender and its counsel:

          a.  This Amendment.

          b. Second Consolidated, Amended and Restated Revolving Credit Note executed by Borrower.

          c. Security Agreement executed by Borrower and by all Borrower Entities that are guarantors of the Obligations.

          d. UCC-1 Financing Statements executed by each of the Borrower Entities that are parties to the Security Agreement for filing in such jurisdictions as Agent may require.

          e. First Amended and Restated Unconditional Limited Guaranty executed by each of David Meyer, M.D. and Lucius E. Burch III.

          f. Certification of Organizational Chart executed on behalf of Borrower.

          g. Certificates of Existence for Borrower and for each Borrower Entity signing the Security Agreement.

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          h.  Certified Copies of Resolutions issued by the Secretaries of each
Borrower Entity executing the Security Agreement, providing (i) that the corporate charters and bylaws thereof have not been revised since last certified to Lender, and (ii) confirming the adoption of resolutions authorizing the execution and delivery of the Security Agreement.

          i. Opinion Letter of Borrower's outside counsel addressing such matters as Lender may require.

          j. Evidence that documentation satisfactory to NationsBank of Texas, N.A. has been entered into regarding its credit with respect to the Mann Berkley Eye Center, P.A.

          k. Evidence of payment of all expenses due in connection with the closing of the transactions described in this Amendment.

     16. Lender shall request UCC searches after the recordation of the above-referenced financing statements. The expense of obtaining these searches and the legal fees and expenses incidental thereto shall be paid by Borrower upon demand. If the searches disclose any encumbrances other than those permitted under the terms of the Security Agreement referenced above, Agent may declare an Event of Default under the Loan Agreement.

     17. Borrower shall pay all costs incidental to this Amendment, including, but not limited to, the fees and expenses of Lender's and Agent's counsel and all recording fees and taxes.

     18. Borrower warrants and represents that (i) the Loan Documents are valid, binding and enforceable against the applicable Borrower Entities according to their terms, subject to principles of equity and laws applicable to the rights of creditors generally, including bankruptcy laws, (ii) all warranties and representations made by Borrower in the Loan Documents are hereby again warranted and represented to be true as of the date hereof, except with regard to matters expressed only as of a specific time or which have been supplemented or superseded by disclosures to Agent and Lenders made in writing, and (iii) no Unmatured Default or Event of Default presently exists under the Loan Documents. Borrower further acknowledges that Borrower's obligations evidenced by the Loan Documents are not subject to any counterclaim, defense or right of setoff, and Borrower hereby releases Lender from any claim, known or unknown, that Borrower may have against Lender as of the execution of this Agreement.

     19. As amended hereby, the Loan Agreement remains in full effect, and all agreements among the parties with respect to the subject hereof are represented fully in this Amendment and the other written documents among the parties. The provisions of the Loan Agreement regarding arbitration of disputes and other general matters also govern this Amendment. THE VALIDITY, CONSTRUCTION AND ENFORCEMENT HEREOF SHALL BE DETERMINED ACCORDING TO THE SUBSTANTIVE LAWS OF THE STATE OF TENNESSEE. This Amendment may be executed in counterparts, each of which shall constitute an original hereof.

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          Executed as of the date first written above.


                    PHYSICIANS RESOURCE GROUP, INC.,
                    a Delaware corporation, as Borrower


                    By:
                       ------------------------------------------------
                         Richard J. D'Amico, Executive Vice President



                    NATIONSBANK OF TENNESSEE, N.A.,
                    a national banking association, as a Lender and as Agent


                    By:
                       ------------------------------------------------
                         Elizabeth L. Knox, Senior Vice President

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